ASGI Aurora Opportunities Fund, LLC

ITEM 77Q.2.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

For the most recent fiscal year, to the Fund's knowledge, based solely on a review of reports furnished to the Fund and on representations made, all required persons except as noted below complied with all filing requirements pursuant to Section 16(a).

Natixis Global Asset Management, LP, which owned more than 10% of the Fund's outstanding interests during the subject fiscal year after an initial investment, did not timely file a Form 3. Such Form 3 has since been filed.